As filed with the Securities and Exchange Commission on June 25, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Keurig Dr Pepper Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-0517725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6425 Hall of Fame Lane

Frisco, Texas 75034

(Address of Principal Executive Offices, Zip Code)

Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2026

(Full title of the plan)

Anthony Shoemaker

Chief Legal Officer and General Counsel

6425 Hall of Fame Lane

Frisco, Texas 75034

800-527-7096

(Name and address and telephone number, including area code, of agent for service)

Copy to:

Krista P. Hanvey

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

214-698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Keurig Dr Pepper Inc., a Delaware corporation (the “Company” or the “Registrant”), relating to 52,800,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued to eligible employees, consultants and nonemployee directors in accordance with the terms of the Registrant’s Omnibus Stock Incentive Plan of 2026 (the “Incentive Plan”), including 8,800,000 shares of Common Stock that may again become available for issuance under the Incentive Plan as a result of outstanding awards that are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered in shares pursuant to the terms of the Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be delivered to eligible participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 24, 2026;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 filed with the SEC on April 23, 2026;

(c)

the Registrant’s Current Reports on Form 8-K filed with the SEC on February  4, 2026, February  12, 2026, February  23, 2026, March  10, 2026, March  12, 2026, March  26, 2026, April  1, 2026 (as amended on June  11, 2026), May  20, 2026, May  22, 2026, June 18, 2026, June  23, 2026, and June 25, 2026 in each case other than information furnished under Item 2.02 or 7.01 of Form 8-K; and

(d)

the description of the Registrant’s Common Stock contained in Exhibit 4.30 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 24, 2026.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), of the Registrant and the Delaware General Corporation Law (the “DGCL”). This description is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and the DGCL.

Delaware General Corporation Law

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Certificate of Incorporation

Limitation of Liability of Directors

Pursuant to authority conferred by Section 102 of the DGCL, Article Seventh of the Company’s Certificate of Incorporation eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty, including, without limitation, directors serving on committees of the Company’s board of directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Indemnification and Insurance

In accordance with Section 145 of the DGCL, Article Eighth of the Certificate of Incorporation grants the Company’s directors and officers a right to indemnification for all expenses, liabilities and losses relating to civil, criminal, administrative or investigative actions, suits or proceedings to which they are a party (other than an action or suit by the Company or in the Company’s right, in which case the Company’s directors and officers have a right to indemnification for all expenses, except in respect of any claim, issue or matter as to which such officer or director is adjudged to be liable to the Company) (1) by reason of the fact that they are or were the Company’s directors or officers, (2) by reason of the fact that, while they are or were the Company’s directors or officers, they are or were serving at the Company’s request as directors or officers of another corporation, partnership, joint venture, trust or entity or (3) by reason of any action alleged to have been taken or omitted in such person’s capacity as the Company’s director or officer or in any other capacity while serving at the Company’s request as directors or officers of another corporation, partnership, joint venture, trust or entity.

Article Eighth of the Certificate of Incorporation further provides for the mandatory advancement of expenses incurred by officers and directors in defending such proceedings in advance of their final disposition upon delivery to the Company by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified under Article Eighth. The Company may not indemnify or make advance payments to any person in connection with proceedings initiated against the Company by such person without the authorization of the Company’s board of directors.

In addition, Article Eighth of the Certificate of Incorporation provides that directors and officers therein described shall be indemnified to the fullest extent permitted by the DGCL, and if the DGCL is subsequently amended to expand further the indemnification or advancements permitted, then the Company shall indemnify such directors and officers to the fullest extent permitted by the DGCL, as so amended.

Article Eighth of the Certificate of Incorporation allows the indemnification to continue after an indemnitee has ceased to be the Company’s director or officer and to inure to the benefit of the indemnitee’s heirs, executors and administrators.

Article Eighth of the Certificate of Incorporation further provides that the right to indemnification is not exclusive of any other right that any indemnitee may be entitled under any law, any agreement or vote of stockholders or disinterested directors or otherwise.

The Certificate of Incorporation authorizes the Company to purchase insurance for the Company’s directors and officers and persons who serve at the Company’s request as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or entity against any liability incurred in such capacity, whether or not the Company would have the power to indemnify such persons against such expense or liability under the DGCL. The Company intends to maintain insurance coverage for the Company’s officers and directors as well as insurance coverage to reimburse the Company for potential costs of the Company’s corporate indemnification of directors and officers.

In addition to the above, the Incentive Plan provides that no member of the Compensation Committee of the Company’s board of directors, any successor committee thereto, any other committee that may be designated by the Company’s board of directors to administer the Incentive Plan, or any officer of the Company to whom such committee has delegated authority in accordance with the provisions of the Incentive Plan will be liable for anything done or omitted to be done by such member or delegate in connection with the performance of any duties under the Incentive Plan, except for their own willful misconduct or as expressly provided by statute.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Dr Pepper Snapple Group, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (filed on May 12, 2008)).

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Dr Pepper Snapple Group, Inc. effective as of May 17, 2012 (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q (filed July 26, 2012)).

4.3	Certificate of Second Amendment to Amended and Restated Certificate of Incorporation of Dr Pepper Snapple Group, Inc. effective as of May 19, 2016 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (filed May 20, 2016)).

4.4	Certificate of Third Amendment to Amended and Restated Certificate of Incorporation of Dr Pepper Snapple Group, Inc. effective as of July 9, 2018 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (filed July 9, 2018)).

4.5	Amended and Restated By-laws of the Registrant (filed as Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K (filed on February 25, 2025)).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Deloitte Accountants B.V.

23.3*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

99.1*	Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2026.

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on June 25, 2026.

Keurig Dr Pepper Inc.

/s/ Anthony DiSilvestro
By:	Anthony DiSilvestro
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer:	Timothy Cofer* Chief Executive Officer and Director

Principal Financial Officer:	/s/ Anthony DiSilvestro
Anthony DiSilvestro Chief Financial Officer and attorney-in-fact for Mr. Cofer, Ms. Stephens and the Directors

Principal Accounting Officer:	Angela Stephens* Controller

June 25, 2026

DIRECTORS:

Pamela Patsley*

Oray Boston*

Brian Driscoll*

Juliette Hickman*

William Newlands*

Debra Sandler*

Michael Van de Ven*

Lawson Whiting*

*	By power of attorney